CONTACTS From: Matt Goldstein	For: Emily Leverone Director of Investor Relations
DDCworks	Phillips Edison - ARC Shopping Center REIT Inc.
mgoldstein@ddcworks.com	eleverone@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 746-2595

FOR IMMEDIATE RELEASE

Phillips Edison-ARC Grocery Center REIT II, Inc. Acquires

Two Grocery-anchored Shopping Centers and Expands Portfolio in Texas

CINCINNATI, OH, August 1, 2014 - Phillips Edison-ARC Grocery Center REIT II, Inc. (the “Company”) today announced the acquisition of two grocery-anchored shopping centers, Northpark Village and Spring Cypress Village. These acquisitions add properties in Texas to the Company’s portfolio.

Northpark Village is a 70,479 square foot grocery store-anchored shopping center located in Lubbock, Texas, home of Texas Tech University. Northpark Village is anchored by a United Supermarkets grocery store, the number one grocer in the Lubbock area. Other national and regional tenants at the center include GNC, Starbucks, Super Tan and Sun Loan Company. Chris Cosby and Chris Gerard of CBRE National Retail Investment Group brokered the deal.

Spring Cypress Village is a 97,550 square foot grocery store-anchored shopping center located in Houston, Texas. Spring Cypress Village is anchored by Sprouts, a market leading grocer in the fresh format category focused on natural and organic foods. National and regional tenants at the center also include Burger King, State Farm Insurance and Spec’s.

In addition to these recent acquisitions, the Company has a robust acquisitions pipeline managed by its national, in-house acquisitions team.

About Phillips Edison - ARC Grocery Center REIT II, Inc.

Phillips Edison-ARC Grocery Center REIT II, Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $3.25 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. For more information on the Company, please visit the website at www.grocerycenterREIT2.com.

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